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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 001-03260

                         JOSEPH E. SEAGRAM & SONS, INC.
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             (Exact name of registrant as specified in its charter)

                                 375 Park Avenue
                            New York, New York 10152
                                 (212) 572-7000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         $1,500,000,000 Debt Securities

                      $10,000,000 Class A Preferred Stock

                              $10,000,000 Warrants

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            (Title of each class of Securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(l)(i)     [ ]           Rule 12h-3(b)(l)(i)       [X]
         Rule 12g-4(a)(l)(ii)    [ ]           Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)      [ ]
                                               Rule 15d-6                [ ]


Approximate number of holders of record as of the certification or notice date:

         $1,500,000,000 of Debt Securities:                                  0

         $10,000,000 of Class A Preferred Stock:                             0

         $10,000,000 of Warrants:                                            0

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Joseph E. Seagram & Sons, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 30, 2001                        By: /s/ John R. Preston
                                                   -----------------------------
                                                   Name:  John R. Preston
                                                   Title: Senior Vice President
                                                          Treasury and Strategic
                                                          Planning